[Sun Life Financial Logo]

SunKeyport Life AsInsurance Company of Canada (U.S.)

A member of the Sun Life Financial Group of Companies

112 Worcester Street

P.O. Box 9133

Wellesley Hills, Massachusetts 02481

MASTER APPLICATION

FOR

GROUP VARIABLE IMMEDIATE ANNUITY CONTRACT

Master Contract Owner Name:

Address:

Issue Date:

OWNER DESIGNATION

Owner:

Address:

Relationship: S.S.# or Tax I.D.# : Date of Trust: (if applicable)

In connection with the annuity contract applied for, does the Owner intend to replace, borrow against, surrender or discontinue existing insurance or annuities in force with this or any other insurer? Yes No

If yes, provide details:

Corrections and Amendments (for Home Office use only):

Authorized Signature of Master Contract Owner Date

Printed Name and Title of Master Contract Owner

Signature of Producer/Broker/Witness Date